Exhibit 10.1

[WORLD FUEL SERVICES LETTERHEAD]

March 16, 2007

Mr. Ira Birns

Dear Ira:

It is my pleasure to confirm our offer of employment for the position of Executive Vice President and Chief Financial Officer of World Fuel Services Corporation (“WFS”), under the following terms:

•	Start Date – On or before April 16, 2007

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Location – Miami, Florida. The Company agrees to bear the cost of a temporary commuting arrangement between NY and Miami, for an initial period of up to 4 months, until you are able to move your household permanently to Miami.

Compensation:

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Salary – Your annualized rate of pay will be $ 425,000. You salary will be payable in equal installments according to WFS regular payroll practices and subject to such deductions as may be required by law.

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Bonus – WFS will pay you an annual bonus in a target amount up to $250,000 in fiscal year 2007, prorated for your actual employment period. The specific award amount is subject to WFS achievement of specified levels of Net Income growth, as summarized in the table below. WFS business metrics and achievement levels are set annually by the Compensation Committee of the Board of Directors, hence they may change in future years. Your bonus is conditioned upon your being employed by WFS at the time of payment.

Net Income Growth	5%	7.5%	11.5%	15%	18%	21%
Annual Bonus ($)	60,000	80,000	100,000	200,000	225,000	250,000

WFS Executive Management (CEO and COO) and the Compensation Committee reserve the right to apply a discretionary performance modifier score of between -20% and +20% of your annual bonus award, based upon review of your individual performance, leadership and specific contributions to achieving WFS growth and profitability goals.

Notwithstanding the above, provided that you join on or before the above indicated start date, your bonus for 2007 will be guaranteed at a minimum of $100,000.

•	Equity – Upon commencing your employment with WFS, you will receive:

A hire grant composed of Restricted Shares (RS) and Stock Settled Appreciation Rights (SSARs), which will become fully vested over a 3 year period.

•	6,000 RS, vesting ratably over a 3 year period (1/3rd, 1/3rd, 1/3rd). Grant date to be your first day of employment.

•	7,500 SSARs with 3 year cliff vesting. Exercise price to be the closing price at the trading day immediately preceding your first day of employment.

Upon commencing your employment, you will receive additional equity participation in the form of Performance Restricted Shares, specifically as follows:

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10,000 RS earned in 5 annual awards. Up to 1/5th of the total amount of shares will be earned annually subject to WFS achievement of specified levels of Net Income growth, year over year, as summarized in the table below. The sum of the first 4 earned annual awards becomes vested after the close of fiscal year 2010. The 5th earned annual award becomes vested after the close of fiscal year 2011.

Award = 10,000 Performance Restricted Shares

Performance Metric: WFS Net Income Growth	11.5%	15%	18%	21%
Restricted Shares (maximum annual award for each fiscal year from 2007 to 2011)	572	1,048	1,522	2,000

Total RS over 5 years	2,860	5,240	7,610	10,000

In addition to the above, you will be considered for annual equity grants by Executive Management and the Compensation Committee of the Board of Directors.

Benefits:

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Employee Benefits – You will be eligible to participate in all benefits offered by WFS to its employees such as medical and dental insurance, short-term disability, long-term disability, flexible spending account, and a 401k profit sharing plan.

•	Medical – WFS will pay the medical premium for you and your immediate family.

•	Vacation – You will receive 25 days of Paid Time Off (PTO) per year

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Relocation Expenses – The Company will reimburse you, at cost, for reasonable and customary moving expenses from Long Island, NY to Miami, FL. Relocation expenses will include shipment and storage of household goods, travel and temporary living expenses, closing costs, mortgage points, realtor fees and related items. We currently estimate these costs to be up to a maximum of $125,000. All reimbursed relocation expenses that are not deductible for income tax purposes will be grossed up. Should your employment terminate voluntarily during your first year of employment, you will be required to reimburse the Company for all relocation expenses paid to you or on your behalf.

The Immigration Reform Control Act of 1986 requires that each employer establish the employment authorization and identity of each individual hired since 1986. In order to comply with this law, we must complete this process on the first day you report to work. It is necessary that you bring with you, any appropriate documentation (outlined on the attached Employment Eligibility Verification). We will photocopy documents and promptly return the originals.

This offer is contingent upon your successful clearance of a criminal background check, and your execution of a Non-Compete & Confidentiality Agreement.

Please note that this letter is not a guarantee of continued employment with World Fuel Services Corporation and its subsidiaries and should not be interpreted as a contractual commitment or obligation of WFS to you, and should not be relied upon as binding statement of terms of employment.

Your signature below represents your understanding of, and agreement with, the above terms. This offer will expire if a response is not received by March 16, 2007

Should you have any questions, please feel free to contact me at (305) 428-XXXX. Congratulations and we look forward to you joining the team!

Sincerely,

Michael J. Kasbar
President & C.O.O

ACCEPTED AND AGREED:	/s/ Ira M. Birns
Ira M. Birns

March 16, 2007
Date